Exhibit 99

                                                          NEWS RELEASE


                            For Immediate Release
                       For Further Information, Contact
                Brian Arsenault, SVP, Corporate Communications
                                (207) 761-8517

                        Peoples Heritage and Banknorth
                    Announce Extension of Merger Agreement


  December 23, 1999 - Peoples Heritage Financial Group, Inc. and Banknorth Group, Inc. announced today that they have agreed to extend the deadline on completing their proposed merger from April 1, 2000 to May 31, 2000. The deadline extension will provide time for the staff of the Federal Reserve Bank of Boston to collect more information on which to base its recommendation regarding the proposed acquisition to the Federal Reserve Board.

  In particular, the Federal Reserve staff wishes to conduct a follow-up evaluation, anticipated to occur in March, of the actions taken by Peoples Heritage in response to an examination of its risk management processes completed in September 1999. Areas which will be evaluated include risk management policies and procedures, staffing adequacy, and management oversight and reporting. The evaluation does not reflect any Year 2000 concerns.

  In consideration for the extension, Peoples Heritage agreed to pay Banknorth $5 million in the event that required regulatory approvals are not obtained or the acquisition is not completed by May 31, 2000, other than due to a breach of the merger agreement by Banknorth.

  William J. Ryan, Chairman, President and Chief Executive Officer of Peoples Heritage said: "Risk management is an industry-wide area of emphasis by regulatory authorities, particularly in the case of rapidly
  growing companies such as Peoples Heritage.   In response to the
  examination last September, we have taken every action possible to ensure the adoption of adequate risk management procedures. We are confident that regulatory authorities will agree that our risk management procedures are adequate and will approve our application to acquire Banknorth.

  "We know, and we believe that regulatory officials agree, that our overall financial position is strong. We have good earnings, excellent credit quality, and a strong return on equity and efficiency ratio. We remain convinced that the acquisition will build a stronger company and is in the best interests of both Peoples Heritage and Banknorth shareholders and customers."

  William H. Chadwick, President and Chief Executive Officer of Banknorth, said: "I have delayed my retirement to ensure a smooth transition. Peoples Heritage has a strong balance sheet and capable management. We will continue to work cooperatively to build a major northeast banking company to serve our customers and reward our shareholders."

                                 (end)



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